Exhibit 8.1

March 11, 2016

SciVac Therapeutics Inc.

Gad Feinstein Rd.

P.O. Box 580

Rehovot, 7610303, Israel

Ladies and Gentlemen:

We have acted as counsel to SciVac Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada (“Parent”), in connection with the merger (the “Merger”) of Seniccav Acquisition Corporation, a Delaware corporation (“Merger Sub”) and a direct and wholly owned subsidiary of Parent, with and into VBI Vaccines Inc., a Delaware corporation (the “Company”), with the Company surviving as a wholly owned subsidiary of Parent, to be accomplished pursuant to the Agreement and Plan of Merger, dated October 26, 2015, as amended (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. This opinion letter is being furnished to you in connection with the filing by Parent under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form F-4 as amended and supplemented through the date hereof (“Registration Statement”) with the Securities and Exchange Commission (the “Commission”) in connection with the Merger.

For purposes of this opinion letter, we have examined and relied upon the Merger Agreement and the representations made to us by Parent and the Company in their respective letters to us dated as of the date of this opinion letter. In addition, we have examined, and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing.

For purposes of this opinion letter we have assumed that (i) the Merger will be completed in the manner described in the Merger Agreement, (ii) the Merger Agreement will not be further amended or otherwise modified prior to and including the Effective Time, and (iii) the representations made to us by Parent and the Company in their respective letters to us dated as of the date of this opinion letter and delivered to us for purposes of our opinion are, and at the Effective Time of the Merger, will be, complete and accurate without regard to any knowledge qualifications that may be set forth therein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, and that the Company, Parent, Merger Sub and their respective subsidiaries will report and treat the transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

SciVac Therapeutics Inc.

March 11, 2016

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we hereby confirm to you that the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the anticipated material U.S. federal income tax consequences of the Merger (as defined in the Proxy Statement/Prospectus included in the Registration Statement) of VBI common stock.

Our opinion is based upon our best judgment regarding the Code, applicable Treasury Regulations and administrative or judicial interpretations, rulings and decisions thereunder, and may be affected by subsequent amendments to the Code or to Treasury Regulations thereunder or by subsequent judicial or administrative interpretations thereof, any of which may have retroactive effect and could affect our opinion. Nevertheless, we undertake no responsibility to advise you of any such changes, any of which could affect our conclusions. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service or any court is not precluded from successfully asserting a contrary position. We express no opinions other than as to the federal income tax law of the United States; our opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter does not address any other federal income tax matters or any state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement or otherwise.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Greenberg Traurig, P.A. under the captions “Legal Matters,” “Material U.S. Federal Income Tax Consequences of the Merger” and “Conditions to the Completion of the Merger,” and to the inclusion of the summary of our opinion in “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

GREENBERG TRAURIG, P.A.

By:	/s/ Seth Entin
Seth Entin, Esq.